Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Growth Capital Acquisition Corp. on Amendment No. 1 to Form S-4 (File No. 333-259391) of our report dated July 16, 2021 with respect to our audits of the financial statements of Growth Capital Acquisition Corp. as of March 31, 2021 and 2020 and for the years ended March 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 20, 2021